BRINKER CAPITAL DESTINATIONS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”), effective as of the 18th day of January, 2017, between Brinker Capital, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Delaware, and Avenue Capital Management II, L.P. (the “Sub-Adviser”), a limited partnership organized and existing under the laws of the State of Delaware.

WHEREAS, the Adviser entered into an Investment Advisory Agreement dated as of January 18, 2017, (the “Advisory Agreement”) with Brinker Capital Destinations Trust, a Delaware statutory trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series Trust having two or more investment funds, each with its own assets, investment objectives, policies and restrictions (each a “Fund”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”);

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisors subject to the requirements of the 1940 Act;

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for certain assets which the Adviser may from time to time assign to the Sub-Adviser with respect to the Fund(s) listed on Appendix A (the “Allocated Assets”) and the Sub-Adviser is willing to furnish such services; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Adviser hereby retains the Sub-Adviser to act a sub-adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF THE SUB-ADVISER.

A. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser shall manage the investments of the Allocated Assets in accordance with each Fund’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (with reasonable prior notice to the Sub-Adviser of any such amendments or supplements) (hereinafter referred to as the “Registration Statement”) and as specifically identified to the Sub-Adviser in writing, and, subject to Section 2G below, in compliance with the requirements and guidelines (including those intended to ensure compliance with requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”)) as have been provided by the Adviser to the Sub-Adviser in writing and such other limitations as the Adviser may institute in writing and to which the Sub-Adviser has agreed. The Sub-Adviser shall (a) make investment decisions for the Allocated Assets; (b) place purchase and sale orders for portfolio transactions for the Allocated Assets; (c) exercise all rights, powers, privileges and other incidents of ownership or possession with respect to investments and other assets held within the Allocated Assets, including, without limitation, the right to vote securities, grant or withhold consents, participate in arrangements with creditors, institute and settle or compromise suits and administrative proceedings and other similar matters; and (d) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets, including the amount to be held uninvested as cash or in cash equivalents selected by the Sub-Adviser. The Adviser agrees to deliver to Sub-Adviser any amendments or supplements to the Trust’s Registration Statement that contain changes that pertain to the Sub-Adviser prior to the effectiveness thereof (as detailed above) and Adviser acknowledges that Sub-Adviser reserves the right to terminate its engagement hereunder upon written notice in the event Sub-Adviser reasonably believes it can no longer manage the investments of the Allocated Assets in accordance with each Fund’s investment objective, policies and restrictions as provided therein.

The Sub-Adviser shall have authority to instruct each Fund’s custodian to: (i) pay cash for securities and other property delivered to the custodian for the Allocated Assets, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold in the Allocated Assets, and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Allocated Assets with respect to any investments made pursuant to the Registration Statement.

Subject to the restrictions in Section 2D (Brokerage) below, the Sub-Adviser is authorized on behalf of the Allocated Assets to (i) enter into agreements and execute any documents (including, without limitation, any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to make investments pursuant to the Registration Statement, which shall include any market and/or industry standard documentation and the representations contained therein, and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures.

B. SUB-ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the relevant provisions of the Trust’s Agreement and Declaration of Trust dated October 12, 2016, as amended from time to time (the “Declaration of Trust”) and Registration Statement as specifically identified to the Subadvisor in writing and with the written instructions and directions of the Board and the Adviser (but only to the extent such instructions and directions do not cause the Sub-Adviser to violate any law, regulation or internal compliance policy, procedure or guideline). The Sub-Adviser hereby agrees to:

(i)	regularly report to the Board and the Adviser (in such form and frequency as the Adviser and Sub-Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Registration Statement, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	upon reasonable written request, consult with the Trust’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation; provided however the Adviser acknowledges that Sub-Adviser has no responsibility for the valuations determined by the Fund;

(iii)	upon reasonable written request, provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Sub-Adviser’s non-public information, information, records and supporting documentation about the composite of accounts the Sub-Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Allocated Assets; and

(iv)	review schedules of the Allocated Assets (e.g., schedules of investments in annual and semi-annual reports) periodically provided to the Sub-Adviser by the Adviser and, subject to Section 2G below, promptly confirm to the Adviser the concurrence of the Sub-Adviser’s records with such schedules.

C. EXPENSES. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement (e.g., salary, overhead and office facilities), except as otherwise provided in paragraph D below. All other expenses to be incurred in the operation of each Fund will be borne by the Trust, except to the extent specifically assumed by the Sub-Adviser. The expenses to be borne by the Trust include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission (the “SEC”) fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, insurance premiums and deductibles on policies maintained by the Trust, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings (including travel costs for the Sub-Advisor to attend any Board meetings), any costs associated with a consummated or unconsummated investment, including any costs incurred with the evaluation, maintenance or disposition of an investment (including travel fees), and any extraordinary expenses.

D. BROKERAGE. The Sub-Adviser will select brokers and dealers to effect all orders for the purchase and sale of Allocated Assets. In selecting brokers or dealers to execute transactions on behalf of the Allocated Assets of each Fund, the Sub-Adviser will seek best execution. In assessing best execution, the Sub-Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to each Fund and/or other accounts over which the Sub-Adviser exercises investment discretion. Except as permitted by Rule 17a-10 or Rule 17a-7 under the 1940 Act, Sub-Adviser will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with the Adviser or with any other adviser to each Fund, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. The Sub-Adviser will provide to the Adviser a list of its affiliated broker-dealers, as such may be amended from time to time. The Adviser will provide to the Sub-Adviser a list of its affiliated broker-dealers and of those of each other adviser to each Fund, as such may be amended from time to time and provided to the Sub-Adviser.

E. AGGREGATION OF ORDERS. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, decisions regarding allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser consistent with its obligations under the Advisers Act. The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets.

F. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Allocated Assets of each Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon each Fund’s or the Adviser’s request, provided, however, that Sub-Adviser may retain copies of any records (i) to the extent required for it to comply with applicable laws or (ii) for the purposes contemplated under Section 2L. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of each Fund, except for those related to the Allocated Assets.

G. SUB-ADVISER COMPLIANCE RESPONSIBILITIES. The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for each Fund, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform compliance testing with respect to the Allocated Assets based upon information in its possession and upon information and reasonable written instructions received from the Adviser or the Trust’s Administrator and shall not be held in breach of this Agreement so long as it performs in accordance with such information and instructions. Specifically, the Sub-Adviser shall not be responsible for each Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to each Fund as a whole or for each Fund’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets were managed in accordance with this Agreement. The Adviser represents that it or the Trust’s Administrator has provided the Sub-Adviser with complete and accurate copies of the Declaration of Trust, the Trust’s By-Laws, the Registration Statement, any other applicable investment restrictions or guidelines and any written policies or procedures adopted by the Board and currently in effect applicable to the Allocated Assets, and shall promptly provide the Sub-Adviser with any amendments or revisions thereto. The Adviser shall use its commercially reasonable efforts to give the Sub-Adviser at least 60 days’ advance notice of any such adoptions, amendments or revisions. To the extent the Adviser is unable to provide such advance notice, Sub-Adviser shall be afforded a reasonable period of time to comply with any new requirements set forth in such adoptions, amendments or revisions. Sub-Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser to evidence Sub-Adviser’s compliance with the relevant Registration Statement provisions, policies or procedures with which the Sub-Adviser has agreed to comply under this provision. Except as specifically agreed by the Sub-Adviser and the Adviser in writing, the Sub-Adviser shall not be responsible for the preparation of a Fund’s or the Trust’s regulatory filings or shareholder reports. Further, notwithstanding anything herein to the contrary, except as contemplated by Section 2A with respect to the investment of the Allocated Assets, Section 2F with respect to the Fund’s record keeping requirements under Rule 31a-1 or as otherwise agreed in writing by the Sub-Adviser and the Adviser, the Sub-Adviser shall have no responsibility for the Adviser’s, the Trust’s or the Fund’s compliance with any law or regulation. For the avoidance of doubt, the Sub-Adviser shall be responsible for any Section 13 or Section 16 filings with respect to the Allocated Assets.

H. PROXY VOTING. Adviser represents that the Board has delegated proxy voting responsibility to the Adviser, which has further delegated such duty to the Sub-Adviser. The Sub-Adviser shall use its good faith judgment in a manner which it reasonably believes best serves the economic interests of each Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of any voting securities in the Allocated Assets. The Adviser shall cause to be forwarded to Sub-Adviser or its designee all proxy solicitation materials that Adviser receives. Sub-Adviser agrees that it has adopted written proxy voting procedures that comply with the requirements of the Advisers Act. The Sub-Adviser further agrees that it will provide the Board, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format reasonably acceptable to the Board. Upon reasonable written request, Sub-Adviser shall provide the Adviser with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. Sub-Adviser will also provide an annual certification, upon the Adviser’s reasonable written request, in a form reasonably acceptable to Adviser and Sub-Adviser, attesting, to the best of the Sub-Adviser’s knowledge, to the accuracy and completeness of such proxy voting records.

I. USE OF NAMES. The Sub-Adviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Adviser or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder, which are required by the SEC or a state securities commission and the information contemplated by Section 2L; and provided, further, that in no event shall such approval be unreasonably withheld. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Sub-Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission.

J. OTHER SUB-ADVISERS. With respect to any Fund, (i) without the prior consent of the Adviser, the Sub-Adviser will not consult with any other adviser to that Fund (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Fund in securities or other assets, except, in the case of transactions involving persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (ii) the Sub-Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Fund. Pursuant to Rule 17a-10 under the 1940 Act, the Adviser agrees that it will include a provision substantially similar to this Section 2J in each other subadvisory agreement relating to the Trust.

K. FUND HOLDINGS. The Sub-Adviser will not disclose, in any manner whatsoever, any list of securities held by each Fund, except in accordance with that Fund’s portfolio holdings disclosure policy, as otherwise directed in writing by the Adviser or as required by applicable law or regulation. The Adviser acknowledges that the Allocated Assets may be invested in parallel with an affiliate of the Sub-Adviser and any disclosure of portfolio holdings of the affiliate of the Sub-Adviser shall not be a violation of this provision.

L. SUB-ADVISER RIGHTS TO PERFORMANCE RECORD. Notwithstanding anything else to the contrary herein, the Sub-Adviser shall retain a right to use the investment performance and track record of the Allocated Assets (including in marketing) to the extent permitted by law. The Sub-Adviser shall be entitled to use the name of each applicable Fund and the Trust for this purpose. Further, for the avoidance of doubt, the Sub-Adviser shall be entitled to retain and use records of each of its transactions and other records pertaining to the Allocated Assets and the Fund as are necessary to support any such uses of the investment performance and track record.

3. COMPENSATION OF SUB-ADVISER. The Adviser will pay the Sub-Adviser, with respect to each Fund on Schedule A attached hereto, the compensation specified in Schedule A. Such fees will be computed daily and paid monthly, calculated at an annual rate based on the Allocated Assets’ average daily net assets as determined by the Trust’s accounting agent. The Adviser will use its best efforts to cause the monthly payment to be made to the Sub-Adviser approximately on or about the same date upon which the Trust pays the Adviser its advisory fee, which the parties generally expect to occur between the seventh and tenth day following the end of the prior month. Compensation for any partial period shall be pro-rated based on the length of the period.

4. STANDARD OF CARE. The Sub-Adviser shall exercise its reasonable judgment as a fiduciary in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by each Fund or the Adviser or any of its officers, directors, agents, employees, controlling persons or shareholders in connection with the matters to which this Agreement relates, except a loss resulting primarily from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

5. INDEMNIFICATION.

A. The Adviser agrees to indemnify and hold harmless the Sub-Adviser and the Sub-Adviser’s affiliates, controlling persons, directors, partners, officers, employees and shareholders from and against any and all claims, expenses, costs, losses, liabilities, judgments, fines, settlements or damages (including reasonable attorneys’ fees and other related expenses) (collectively, “Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided however that the Adviser will not indemnify the Sub-Adviser for Losses resulting primarily from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement

B. The Sub-Adviser agrees to indemnify and hold harmless the Adviser from and against any and all Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s obligations and duties under this Agreement; provided however that the Sub-Adviser will not indemnify the Adviser or any of its officers, directors, employees, controlling persons or shareholders for Losses resulting primarily from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

C. Neither party shall be liable hereunder for any special, indirect consequential or punitive damages arising from or in connection with this Agreement.

6. NON-EXCLUSIVITY. The services of the Sub-Adviser to the Adviser with respect to the Allocated Assets are not to be deemed to be exclusive, and the Sub-Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. Adviser acknowledges that Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.

7. MAINTENANCE OF INSURANCE. Sub-Adviser will maintain insurance in the types and in an amount considered commercially reasonable and appropriate under current industry practices and shall provide prompt notice to the Trust (i) of any changes in its insurance policies or insurance coverage that are expected to have a material adverse effect on the Sub-Adviser’s ability to comply with and perform its obligations under this Agreement; or (ii) if any claims are made on its insurance policies that are expected to have a material adverse effect on the Sub-Adviser’s ability to comply with and perform its obligations under this Agreement. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

8. CONFIDENTIALITY. Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. In the event disclosure is required or requested as set forth above, the disclosing party will, to the extent reasonably practicable to do so under the circumstances then prevailing, provide prior written notice to the other party to allow such party an opportunity to seek an appropriate protective order or other relief, provided that such prior notice shall not be required when the disclosing party reasonably believes the request for disclosure is pursuant to a routine regulatory examination not specifically targeted at the non-disclosing party. Nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement free of any other obligation to keep it confidential; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon the nonpublic information.

9. TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall continue in effect for an initial period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of each Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Adviser, by the Board, or by vote of holders of a majority of each Fund’s shares or on 60 days’ written notice by the Sub-Adviser, and will terminate five business days after the Sub-Adviser receives written notice of the termination of the Advisory Agreement between the Trust and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. REPRESENTATIONS OF THE PARTIES.

A. The Sub-Adviser represents, warrants, and agrees as follows:

i. The Sub-Adviser: (a) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (b) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (c) except for matters that would not reasonably be expected to have a material adverse effect on the Sub-Adviser’s ability to comply with and perform its obligations under this Agreement, meets, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (d) has the authority to enter into and perform the services contemplated by this Agreement; and (e) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Sub-Adviser Information”) and acknowledges that the Sub-Adviser Information is true and correct in all material respects, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Sub-Adviser further agrees to inform the Adviser and the Trust’s Administrator promptly if the Sub-Adviser Information ceases to be true and correct in any material respect, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading.

ii. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Trust with a copy of such code of ethics. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include upon the Adviser’s request (a) certifying to the Adviser that the Sub-Adviser and its Access Persons have complied in all material respects with the Sub-Adviser’s Code of Ethics with respect to the Allocated Assets and (b) identifying any material violations of the Sub-Adviser’s Code of Ethics which have occurred with respect to the Allocated Assets. In the event the Sub-Adviser has identified to the Adviser a material violation that has occurred with respect to the Allocated Assets, the Sub-Adviser agrees to promptly provide to the Adviser such information as the Adviser may reasonably request in connection therewith.

iii. Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers and agents. Upon reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Allocated Assets. The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser and the Sub-Adviser, attesting to such written policies and procedures.

iv. The Sub-Adviser has provided the Adviser and the Trust with a copy of Part 2A of the Sub-Adviser’s Form ADV as most recently filed with the SEC and hereafter will provide a copy of its annual amendment to the Adviser (or a summary of any material changes) either of which may be provided via an electronic link to the SEC’s Webpage. The Sub-Adviser agrees to maintain the completeness and accuracy in all material respects of its registration on Form ADV in accordance with the Advisers Act. The Sub-Adviser acknowledges that it is an “investment adviser” to the Fund with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

v. The Sub-Adviser confirms that neither it nor its general partner is an affiliated person as defined in the 1940 Act of: (a) the Adviser; (b) Foreside, the distributor for the Trust; or (iii) any trustee or officer of the Trust.

B. The Adviser represents, warrants, and agrees on each day during the term of this Agreement as follows:

i. The Adviser is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect and will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

ii. The Trust is registered as an investment company under the 1940 Act and shall maintain such registration in good standing throughout the term of this Agreement. The Adviser shall inform the Sub-Adviser as promptly as practicable (but only if permitted by applicable law or regulation) of any regulatory inquiry or action with respect to the Trust, the Fund or the Adviser that could reasonably be expected to have a material impact on the Sub-Adviser’s provision of services hereunder.

iii. The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Adviser is bound or any order, rule, statue or regulation applicable to the Adviser of any court or any governmental body or administrative agency having jurisdiction over the Adviser, including, without limitation the 1940 Act or the Advisers Act. Without limiting the generality of the foregoing, the Adviser is authorized and permitted under the Registration Statement, the Declaration of Trust, the Trust’s By-Laws and any other relevant governing document or Board action, to enter into this Agreement (and to effect the delegations to the Sub-Adviser by the Adviser contemplated hereby).

iv. This Agreement has been duly and validly authorized, executed and delivered by the Adviser and constitutes a legal, valid and binding agreement of the Adviser enforceable in accordance with its terms.

v. The Adviser is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Adviser’s ability to perform its obligations under this Agreement and, except for matters that would not reasonably be expected to have a material adverse effect on the Adviser’s ability to comply with and perform its obligations contemplated by this Agreement and the Registration Statement, in all material respects, has all necessary federal and state governmental, regulatory and commodity exchange licenses and approvals required to conduct its business as contemplated thereby. The Adviser has full power and authority to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business.

11. PROVISION OF CERTAIN INFORMATION BY SUB-ADVISER. The Sub-Adviser will promptly notify the Adviser (1) in the event the SEC or other governmental authority has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or, to the best of Sub-Adviser’s knowledge, has commenced proceedings or an investigation that would reasonably be expected to result in any of these actions or (2) upon having a reasonable basis for believing that each Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Allocated Assets and the Sub-Adviser’s provision of portfolio management services hereunder), Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Specifically, the Sub-Adviser agrees to (i) certify periodically, upon the reasonable request of the Trust, that with respect to the Allocated Assets and the Sub-Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) upon request and reasonable prior notice, cooperate with third-party audits reasonably arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls; (iii) upon request and reasonable prior notice, provide the Trust’s chief compliance officer with reasonable direct access to its Chief Compliance Officer (or his/her designee); (iv) upon reasonable request, provide the Trust’s chief compliance officer with periodic reports and (v) promptly provide notice of any material compliance matters relating to the Allocated Assets and the Sub-Adviser’s provision of portfolio management services hereunder. Sub-Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Trust’s periodic reports on Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Trust’s Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) in certifying the Trust’s periodic reports on Form N-CSR, in a form reasonably satisfactory to the Trust.

12. PROVISION OF CERTAIN INFORMATION BY THE ADVISER. The Adviser shall timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for, and reasonably requested by, the Sub-Adviser to perform its responsibilities pursuant to this Agreement. The Adviser will promptly notify the Sub-Adviser (1) in the event that the SEC has censured the Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or, to the knowledge of the Adviser, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that each Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

13. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

14. LIMITATION OF LIABILITY. The Adviser and Sub-Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of each Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been duly authorized by the Adviser and the Sub-Adviser, and signed by an authorized officer of each acting as such.

15. MISCELLANEOUS.

A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

B. CHANGE IN CONTROL. The Sub-Adviser will notify the Adviser of any change of control of the Sub-Adviser, as such term is defined in the Advisers Act. The Sub-Adviser will notify Adviser of any change of more than 25% of the ownership of the Sub-Adviser within a reasonable time after any such change. Delivery of the Sub-Adviser’s Disclosure Statement consisting of Part 2A of the Sub-Adviser’s Form ADV shall be deemed to satisfy this notification requirement. In addition, the Sub-Adviser will notify the Adviser of any changes in the portfolio manager(s) of the Allocated Assets or the Sub-Adviser’s Principal Executive Officer, Principal Financial Officer or Chief Compliance Officer as soon as practicable after any such change.

C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to Sub-Adviser or Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to Adviser shall be sent to:

Brinker Capital, Inc.

1055 Westlakes Drive

Berwyn, PA 19312

Fax: (610) 407-5407

Attention: Jason B. Moore

All notices to Sub-Adviser shall be sent to:

Avenue Capital Management II, L.P.

Attention: Todd Greenbarg

399 Park Avenue, 6th Floor

New York, NY 10016

Fax: 212-878-3552

G. DELIVERY OF FORM ADV. The Adviser acknowledges receipt of the Sub-Adviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

I. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE ADVISER:

BRINKER CAPITAL, INC.

By:	/s/ Jason B. Moore
Name:	Jason B. Moore
Title:	Chief Administrative Officer

THE SUB-ADVISER:

AVENUE CAPITAL MANAGEMENT II, L.P.

By: Avenue Capital Management II GenPar, LLC, its general partner

By:	/s/ Sonia Gardner
Name:	Sonia Gardner
Title:	Member

Appendix A

Fund:	Investment Strategy:	Fee:
Destinations Multi Strategy Alternatives Fund	Credit Strategies	[REDACTED]